Exhibit 10.1

ACCESS CAPITAL, INC.

and

TSR, INC.
TSR CONSULTING SERVICES, INC.
LOGIXTECH SOLUTIONS, LLC
EUROLOGIX S.A.R.L.

Dated: November 27, 2019

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EXHIBITS

Exhibit 1	-	Other Companies
Exhibit 1(A)	-	Commercial Tort Claims
Exhibit 2	-	Permitted Liens
Exhibit 7(c)	-	Actions for Perfection
Exhibit 7(p)	-	Bank Accounts
Exhibit 12(d)	-	Company Information and Locations of Collateral
Exhibit 12(k)	-	Licenses, Patents, Trademarks and Copyrights
Exhibit 12(n)(i)	-	Permitted Indebtedness
Exhibit 12(n)(ii)	-	Existing Subsidiaries
Exhibit A	-	Form of Borrowing Base Certificate

*	All exhibits have been omitted, other than Exhibit 1 – Other Companies, which is included. Upon the request of the Securities and Exchange Commission, TSR, Inc. agrees to furnish copies of the omitted exhibits listed above.

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LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement is made as of November 27, 2019 (as amended, restated, supplemented and/or modified from time to time, this “Agreement”) by and among ACCESS CAPITAL, INC., a New York corporation (“Access Capital”), TSR, INC., a Delaware corporation (“Parent” and as agent for the Companies (as defined below), the “Company Agent”) and each other company set forth on Exhibit 1 hereto (Parent and each such other company shall hereinafter be referred to, individually, as a “Company” and jointly and severally, “Companies”).

BACKGROUND

Companies have requested that Access Capital make loans and advances available to Companies; and Access Capital has agreed to make such loans and advances to Companies on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

1. (a) General Definitions. Capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

(b) Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

(c) Other Terms. All other terms used in this Agreement and defined in the UCC shall have the meaning given therein unless otherwise defined herein.

(d) Rules of Construction. All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement. The words “herein”, hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Schedules, Addenda, Annexes and Exhibits thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. The term “or” is not exclusive. The term “including” (or any form thereof) shall not be limiting or exclusive. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references in this Agreement or in the Schedules, Addenda, Annexes and Exhibits to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement. All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

2. Credit Advances.

(a) Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Access Capital may, in its sole discretion, make revolving credit advances (the “Revolving Credit Advances”) to Companies from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) (I) the Capital Availability Amount minus (II) such reserves as Access Capital may reasonably deem proper and necessary from time to time (the “Reserves”) or (y) an amount equal to (I) Accounts Availability minus (II) the Reserves.

(b) Notwithstanding the limitations set forth above, Access Capital retains the right to lend to Companies from time to time such amounts in excess of such limitations as Access Capital may determine in its sole discretion.

(c) Each Company acknowledges that the exercise of Access Capital’s discretionary rights hereunder may result during the Term in one or more increases or decreases in the advance percentages used in determining Accounts Availability and each Company hereby consents to any such increases or decreases which may limit or restrict advances requested by Companies.

(d) If any Company does not pay any interest, fees, costs or charges to Access Capital when due, Companies shall thereby be deemed to have requested, and Access Capital is hereby authorized at its discretion to make and charge to Companies’ account, a Revolving Credit Advance to Companies as of such date in an amount equal to such unpaid interest, fees, costs or charges.

(e) If any Company at any time fails to perform or observe any of the covenants contained in this Agreement or any Ancillary Agreement, Access Capital may, but need not, perform or observe such covenant on behalf and in the name, place and stead of such Company (or, at Access Capital’s option, in Access Capital’s name) and may, but need not, take any and all other actions which Access Capital may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments). The amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by Access Capital in connection with or as a result of the performance or observance of such agreements or the taking of such action by Access Capital shall be charged to Companies’ account as a Revolving Credit Advance and added to the Obligations. To facilitate Access Capital’s performance or observance of such covenants of Companies following any Company’s failure to perform or observe the same, each Company hereby appoints Access Capital, or Access Capital’s delegate, acting alone, as such Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Company any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed delivered or endorsed by such Company, which such power of attorney may be exercised by Access Capital and/or its delegate following the occurrence and during the continuance of an Event of Default.

(f) Access Capital will deliver to Company Agent monthly a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Access Capital shall be deemed final, binding and conclusive unless Access Capital is notified by Company Agent in writing to the contrary within fifteen (15) days of the date each account was rendered specifying the item or items to which objection is made.

(g) During the Term, Companies may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

3. Repayment of the Loans. Companies shall be required to (a) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Revolving Credit Advances made by Access Capital to Companies hereunder is in excess of the maximum amount of Revolving Credit Advances permitted hereunder, in an amount equal to such excess; and (b) repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loans together with accrued and unpaid interest, fees and charges and (ii) all other Obligations owed Access Capital under this Agreement and the Ancillary Agreements. Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

4. Procedure for Revolving Credit Advances. Company Agent on behalf of any Company may by written notice request a borrowing of Revolving Credit Advances prior to 12:00 noon (New York time) on the Business Day of its request to incur, on that day, a Revolving Credit Advance. Together with each request for a Revolving Credit Advance (but in no event later than the first Business Day of each week or at such other intervals as Access Capital may request), Company Agent shall deliver to Access Capital a Borrowing Base Certificate in the form of Exhibit A, which shall be certified as true and correct by the President, Chief Financial Officer or Chief Operating Officer of Companies, together with all supporting documentation relating thereto. All Revolving Credit Advances shall be disbursed from whichever office or other place Access Capital may designate from time to time and shall be charged to Companies’ account on Access Capital’s books. The proceeds of each Revolving Credit Advance made by Access Capital shall be made available to Companies on the Business Day following the Business Day so requested in accordance with the terms of this Section 4 by way of credit to Companies’ operating account maintained with such bank as Companies designated to Access Capital. Any and all Obligations due and owing hereunder may be charged to Companies’ account and shall constitute Revolving Credit Advances.

5. Interest and Fees.

(a) Interest.

(i) Except as modified by Section 5(a)(iii) below, Companies shall pay interest on the last day of each month in arrears at the Contract Rate on the unpaid principal balance of each Loan until such time as such Loans are repaid in full in good funds in dollars of the United States of America.

(ii) Interest and fees shall be computed on the basis of actual days elapsed in a year of 360 days. At Access Capital’s option, Access Capital may charge Companies’ account for said interest.

(iii) Effective after the occurrence of any Event of Default and for so long as any such Event of Default shall be continuing, all outstanding Obligations, including unpaid interest, shall bear interest at a rate per annum equal to the rate of interest then in effect under subsection (i) above plus five percent (5%) per annum (such increased rate, the “Default Rate”).

(iv) In no event shall the aggregate interest payable hereunder exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

(v) Companies shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

(b) Fees.

(i) Minimum Borrowing. In the event the average outstanding Revolving Credit Advances during any month (the “Actual Amount”) is less than the Minimum Average Monthly Borrowing Amount, the Companies shall pay to Access Capital on the last day of each such month an amount equal to the interest payments Access Capital would have been paid on the amount by which the Minimum Average Monthly Borrowing Amount exceeds the Actual Amount.

(ii) Closing/Annual Fee. Upon execution of this Agreement by Companies and Access Capital, Companies shall pay to Access Capital a closing fee in an amount equal to one-half of one percent (0.5%) of the Capital Availability Amount (the “Closing Fee”). On each anniversary of the Closing Date, Companies shall pay to Access Capital an annual fee in an amount equal to one-half of one percent (0.5%) of the Capital Availability Amount (the “Annual Fee”). The Closing Fee and Annual Fees shall be deemed earned in full as of the Closing Date and shall not be subject to rebate or proration for any reason.

(iii) Overadvance Fee. Without affecting Companies’ obligation to immediately repay any Loans which exceed the amounts permitted by Section 2 of this Agreement (“Overadvances”), in the event an Overadvance occurs or is made by Access Capital, all such Overadvances shall bear interest at a per annum rate equal to the Contract Rate applicable to Revolving Credit Advances plus eight percent (8%).

6. Security Interest.

(a) To secure the prompt payment to Access Capital of the Obligations, each Company hereby assigns, pledges and grants to Access Capital a continuing security interest in and Lien upon all of the Collateral. All of Companies’ Books and Records relating to the Collateral shall, until delivered to or removed by Access Capital, be kept by Companies in trust for Access Capital until all Obligations have been paid in full. Each confirmatory assignment schedule or other form of assignment hereafter executed by Companies shall be deemed to include the foregoing grant, whether or not the same appears therein.

(b) As additional security for the payment and performance of the Obligations, each Company hereby assigns to Access Capital any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Companies with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Company hereby directs the issuer of any such policy to pay all such monies directly to Access Capital. At any time, whether or not a Default or Event of Default then exists, Access Capital may (but need not), in Access Capital’s name or in Companies’ names, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

(c) Each Company hereby (i) authorizes Access Capital to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets of such Company (or any portion of such Company’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Access Capital to have filed any initial financing statements, or amendments thereto if filed prior to the date hereof. Each Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Access Capital and agrees that it will not do so without the prior written consent of Access Capital, subject to Companies’ rights under Section 9-509(d)(2) of the UCC.

(d) Each Company hereby grants to Access Capital an irrevocable, non-exclusive license (subject to the prior consent rights, if any, of the licensor of the Intellectual Property, and exercisable only upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Companies) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Companies, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license to Access Capital will terminate on the termination of this Agreement and the payment in full of all Obligations.

7. Representations, Warranties and Covenants Concerning the Collateral. Each Company represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder) and covenants as follows:

(a) All of the Collateral (i) is owned by Companies free and clear of all Liens (including any claims of infringement) except those in Access Capital’s favor and Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

(b) No Company shall encumber, mortgage, pledge, assign or grant any Lien in any Collateral of such Company or any of such Company’s other assets to anyone other than Access Capital and except for Permitted Liens.

(c) The Liens granted pursuant to this Agreement, upon completion of the filings and other actions listed on Exhibit 7(c) (which, in the case of all filings and other documents referred to in said Exhibit, have been delivered to Access Capital in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Access Capital as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and any purchasers from Companies and such security interest is prior to all other Liens in existence on the date hereof.

(d) No effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.

(e) No Company shall dispose of any of the Collateral whether by sale, lease or otherwise except for the sale of Inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $25,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Access Capital’s first priority security interest or (ii) the proceeds of which are remitted to Access Capital in reduction of the Obligations.

(f) Each Company shall defend the right, title and interest of Access Capital in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Access Capital “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by such Company, with any agreements establishing control to be in form and substance satisfactory to Access Capital, (ii) the prompt delivery to Access Capital of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by such Company (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Access Capital’s interest in Collateral at Access Capital’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve Companies’ and Access Capital’s respective and several interests in the Collateral.

(g) Each Company shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify Access Capital of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Access Capital, each Company shall enter into a supplement to this Agreement granting to Access Capital a Lien in such commercial tort claim.

(h) Each Company shall place notations upon such Company’s Books and Records and any financial statement of such Company to disclose Access Capital’s Lien in the Collateral.

(i) If any Company retains possession of any Chattel Paper or Instrument with Access Capital’s consent, such Chattel Paper and Instruments shall be marked with the following legend: “This writing and obligations evidenced or secured hereby are subject to the security interest of Access Capital, Inc.”

(j) Each Company shall perform all other steps requested by Access Capital to create and maintain in Access Capital’s favor a valid perfected first Lien in all Collateral subject only to Permitted Liens.

(k) Each Company shall notify Access Capital promptly and in any event within three (3) Business Days after obtaining knowledge thereof (i) of any event or circumstance that to such Company’s knowledge would cause Access Capital to consider any then existing Account as no longer constituting an Eligible Account; (ii) of any material delay in such Company’s performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by such Company to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral.

(l) All Accounts (i) represent complete bona fide transactions which require no further act under any circumstances on any Company’s part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, future or contingent offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of any Company. Companies have not made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by any Company in the ordinary course of its business consistent with historical practice and as previously disclosed to Access Capital in writing.

(m) Each Company shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved. No Company shall permit any such items to become a Fixture to real estate or accessions to other personal property.

(n) Each Company shall maintain and keep all of such Company’s Books and Records concerning the Collateral at such Company’s executive offices listed in Exhibit 12(d).

(o) Each Company shall maintain and keep the Collateral at the addresses listed in Exhibit 12(d), provided, that any Company may change such locations or open a new location, provided that (i) such Company provides Access Capital thirty (30) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location such Company executes and delivers to Access Capital such agreements as Access Capital may reasonably request, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance reasonably satisfactory to Access Capital.

(p) Exhibit 7(p) lists all banks and other financial institutions at which Companies maintain deposits and/or other accounts, and such Exhibit correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number. No Company shall establish any depository or other bank account with any financial institution (other than the accounts set forth on Exhibit 7(p)) without Access Capital’s prior written consent.

8. Payment of Accounts.

(a) Companies will irrevocably direct all present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments (A) by wire transfer or ACH payment to the Deposit Account maintained by the applicable Company with JPMorgan Chase Bank, or such other financial institution reasonably acceptable to Access Capital as may be selected by such Company and agreed to in writing by Access Capital (the “Deposit Account Bank”), which is subject to a Deposit Account Control Agreement in form and substance acceptable to Access Capital (each such Deposit Account, a “Controlled Account”) or (B) if by check, to the applicable Company at 400 Park Avenue, FL 19, New York, New York 10022-9467 or such other address as Access Capital may direct in writing. All of Companies’ invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of Companies or any other amount constituting Collateral shall conspicuously direct that all payments be made to the applicable Controlled Account or, if by check, to the address provided for above. If, notwithstanding the instructions to Account Debtors, any Company receives any payments, such Company shall immediately remit such payments to Access Capital in their original form with all necessary endorsements. Until so remitted, such Company shall hold all such payments in trust for and as the property of Access Capital and shall not commingle such payments with any of its other funds or property.

(b) To the extent not provided by the Deposit Account Bank, each Company shall provide to Access Capital on each Business Day any and all copies of checks and remittance advice that it received from the Deposit Account Bank on the prior Business Day.

(c) At Access Capital’s election following the occurrence of an Event of Default, Access Capital may notify Companies’ Account Debtors of Access Capital’s security interest in the Accounts, collect them directly and charge the collection costs and expenses thereof to Companies’ account.

9. Collection and Maintenance of Collateral.

(a) Access Capital may at any time verify Companies’ Accounts utilizing an audit control company or any other agent of Access Capital. All costs associated with such verifications shall be at the cost and expense of the Companies, and shall be paid by the Companies with thirty (30) days of demand; provided, however, that the Companies shall only be obligated to bear the expense of such verifications once in any calendar year during the Term, unless an Event of Default exists and is continuing.

(b) Access Capital will credit (conditional upon final collection) all proceeds of Accounts to Companies’ account one (1) Business Day after receipt by Access Capital of good funds in dollars of the United States of America in Access Capital’s account, provided, however, for purposes of computing interest on the Obligations, Access Capital will credit (conditional upon final collection) all such payments to Companies’ account three (3) Business Days after receipt by Access Capital of good funds in dollars of the United States of America in Access Capital’s account. Any amount received by Access Capital after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.

(c) As Access Capital receives the proceeds of Accounts, it shall pay to Companies in weekly intervals as requested by Company Agent (or at such other time as agreed upon by Access Capital and Company Agent) an amount equal to the excess, if any, of (i) the aggregate amount so collected less (ii) the sum of (A) the aggregate Revolving Credit Advances to which such Accounts relate, (B) the interest and fees earned by Access Capital with respect to such Accounts, and (C) the aggregate amount of Overadvances, if any, made by Access Capital with respect to such Accounts.

10. Inspections and Appraisals. Upon reasonable advance notice (provided that no such notice shall be required following the occurrence and during the continuance of an Event of Default and/or in the event Access Capital determines in the exercise of its reasonable discretion that such action is necessary to preserve or protect the Collateral) at all times during normal business hours, Access Capital and/or any agent of Access Capital shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each Company’s properties and the Collateral, (b) inspect, audit and copy (or take originals if necessary) and make extracts from each Company’s Books and Records, including management letters prepared by Accountants, and (c) discuss with Companies’ principal officers, and Accountants, Companies’ business, assets, liabilities, financial condition, results of operations and business prospects. Companies will deliver to Access Capital any instrument necessary for Access Capital to obtain records from any service bureau maintaining records for Companies. If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to Access Capital, Access Capital may request that the Accountants review the same.

11. Financial Reporting. Companies will deliver, or cause to be delivered, to Access Capital each of the following, which shall be in form and detail acceptable to Access Capital:

(a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of each Company, each Company’s audited financial statements with a report by CohnReznick LLP (which Access Capital hereby deems acceptable) or any other independent certified public accountants of recognized standing selected by Companies and acceptable to Access Capital (collectively, the “Accountants”), which annual financial statements shall include such Company’s balance sheet as at the end of such fiscal year and the related statements of such Company’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by the Accountants; and (ii) a certificate of each Company’s President or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b) As soon as available, final drafts of the financial statements referred to in Section (a) above as prepared by each Company and submitted to the Accountants;

(c) As soon as available and in any event within forty-five (45) days after the end of each quarter, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of each Company as at the end of and for such quarter and for the year to date period then ended, prepared on a consolidated basis together with, if Access Capital so requests, Companies’ supporting spreadsheets and schedules, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of each Company’s President or Chief Financial Officer stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(d) As soon as available and in any event within thirty (30) days after the end of each month, an unaudited/internal statement of income of each Company as at the end of and for such month and for the year to date period then ended, prepared on a consolidated basis, inclusive, however, of the department, subsidiary and divisional detail, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of each Company’s President or Chief Financial Officer stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(e) Promptly after (i) the filing thereof, copies of Parent’s most recent registration statements and annual, quarterly, monthly or other regular reports which the Parent files with the Securities and Exchange Commission and (ii) the issuance thereof, copies of such financial statements, reports and proxy statements as Parent shall send to its stockholders;

(f) Within fifteen (15) days after the end of each month (or more frequently if Access Capital so requests), agings of each Company’s Accounts and its accounts payable;

(g)  Within thirty (30) days of the end of each fiscal year, each Company shall prepare and send to Access Capital a complete set of projections for each such Company for the subsequent fiscal year. The projections shall be prepared on a monthly basis and include statements of income, retained earnings and cash flows for each Company; and

(h) Within thirty (30) days of the filing thereof in accordance with applicable law (including any applicable filing extensions granted to each Company, notice of any such filing extensions to be promptly provided to Access Capital), copies of each Company’s federal and state income tax returns, and any amendments thereto. Companies further shall promptly deliver to Access Capital, upon request, satisfactory evidence of Companies’ payment of all withholding and other taxes required to be paid by each of them.

12. Additional Representations, Warranties and Covenants. Each Company represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder) and covenants as follows:

(a) Each Company is a corporation, SARL or limited liability company, as applicable, duly organized and validly existing under the laws of the jurisdiction of its incorporation, organization or formation and duly qualified and in good standing in every other state or jurisdiction in which the nature of such Company’s business requires such qualification, except where failure to qualify could not be reasonably expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of such Company’s certificate of incorporation or formation, memorandum of association, by-laws, operating agreement or of any indenture, agreement or undertaking to which such Company is a party or by which such Company is bound and (iii) are within such Company’s corporate or limited liability company powers.

(c) This Agreement and the Ancillary Agreements executed and delivered by each Company are such Company’s legal, valid and binding obligations, enforceable in accordance with their terms, subject to the limitations of bankruptcy or other laws affecting creditor’s rights generally.

(d) Exhibit 12(d) sets forth each Company’s name as it appears in official filing in the state of its formation, the type of entity of each Company, the organizational identification number issued by each Company’s state of formation or a statement that no such number has been issued, each Company’s state of formation, and the location of Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Exhibit 12(d), such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five (5) years, except as set forth in Exhibit 12(d), no Company has been known as or conducted business in any other name (including trade names). Each Company has only one state of formation.

(e) No Company will change (i) its name as it appears in the official filings in the state or jurisdiction of its formation without at least thirty (30) days prior written notice to Access Capital and after Access Capital’s written acknowledgment that any action requested by Access Capital in connection therewith, including to continue the perfection of any Liens in favor of Access Capital in any Collateral, has been reasonably completed or taken, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its state of formation, (iv) its state of formation or (v) amend its certificate of incorporation or formation, memorandum of association, by-laws or other organizational document.

(f) The operation of each Company’s business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health safety and environmental matters.

(g) Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) no Company has engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Code; (ii) each Company has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) no Company has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) no Company has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Companies’ employees; and (v) no Company has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

(h) Each Company is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which such Company is about to engage and the fair saleable value of its assets (calculated on a going concern basis) is in excess of the amount of its liabilities.

(i) Except for such pending litigation listed in Exhibit 12(i), there is no pending or threatened litigation, action or proceeding which involves the possibility of having a Material Adverse Effect.

(j) All balance sheets and income statements which have been delivered to Access Capital fairly, accurately and properly state the applicable Company’s financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in such Company’s financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might have a Material Adverse Effect on such Company’s financial condition.

(k) Each Company possesses all of the Intellectual Property necessary to conduct its business. There has been no assertion or claim of violation or infringement with respect to any Intellectual Property. Exhibit 12(k) sets forth all Intellectual Property of Companies.

(l) Each Company will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon such Company or any of the Collateral unless such amounts are being diligently contested in good faith by appropriate proceedings provided that (i) adequate reserves with respect thereto are maintained on the books of such Company in conformity with GAAP and (ii) the related Lien shall have no effect on the priority of the Liens in favor of Access Capital or the value of the assets in which Access Capital has a Lien.

(m) Each Company will promptly inform Access Capital in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which might singly or in the aggregate, have a Material Adverse Effect; (ii) any amendment of any Company’s certificate of incorporation or formation, memorandum of association, by-laws, operating agreement or other organizational document; (iii) any change which has had or might have a Material Adverse Effect; (iv) any Event of Default or Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which any Company is a party or by which any Company or any of such Company’s properties may be bound which would have a Material Adverse Effect and (vi) any change in any Company’s name or any other name used in its business.

(n) No Company will (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than (A) such Company’s indebtedness to Access Capital, (B) the Settlement Payment in the amount of $1,543,287.50, payable in accordance with the terms of the Settlement Agreement, (C) Parent’s payment obligation in respect of the Permitted Stock Acquisition in the amount of $3,956,712.50, payable in accordance with the terms of the Share Repurchase Agreement, (D) Purchase Money Indebtedness in an aggregate amount outstanding at any time not to exceed $100,000.00, and (E) as set forth on Exhibit 12(n)(i) attached hereto and made a part hereof; (ii) cancel any debt owing to it; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by a Company for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Stock of a Company (other than the Permitted Stock Acquisition); provided, however, so long as any Company is treated as a disregarded entity, partnership or S corporation within the meaning of the Internal Revenue Code of 1986, as amended, (y) no Default or Event of Default shall have occurred and be continuing and (z) Access Capital shall have received such supporting documentation as Access Capital may request (including the personal state and federal tax returns of each equity owner of such Company), such Company may pay Tax Distributions in accordance with the provisions of its organizational documents. Payments to the equity owners of such Company shall be made so as to be available when the tax is due, including in respect of estimated tax payments. In the event (x) the actual Tax Distributions to any equity owner exceed the actual income tax liability of such equity owner due to such Company’s status as a disregarded entity, partnership or S corporation or (y) such Company would be entitled to a refund of income taxes previously paid as a result of a tax loss during a year in which such Company is a disregarded entity, partnership or S corporation, then the applicable equity owners shall repay such Company the amount of such excess or refund, as the case may be, not later than the date such Company’s annual tax return must be filed by such Company (without giving effect to any filing extensions). In the event such amounts are not repaid in a timely manner by the applicable equity owner, then no Company shall pay or make any Tax Distribution with respect to, or purchase, redeem or retire, any equity interests of such Company held or controlled by, directly or indirectly, such equity owner until such payment has been made; (v) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except travel advances or loans to such Company’s officers and employees not exceeding at any one time an aggregate of $10,000 for all Companies; (vi) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Exhibit 12(n)(ii); (vii) directly or indirectly, prepay any indebtedness (other than to Access Capital), or repurchase, redeem, retire or otherwise acquire any indebtedness; (viii) enter into any merger, consolidation or other reorganization with or into any other Person or acquire (other than the Permitted Stock Acquisition) all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it; (ix) materially change the nature of the business in which it is presently engaged; (x) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Access Capital except as required by GAAP or in the tax reporting treatment or except as required by law; (xi) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms; (xii) bill Accounts under any name except the present name of such Company; (xiii) directly or indirectly, redeem, repurchase, retire or otherwise acquire or make any payment or distribution with respect to the Subordinated Debt except to the extent permitted pursuant to the applicable Subordination Agreement; or (xiv) change or modify the terms of any Subordinated Debt.

(o) None of the proceeds of the Loans hereunder will be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(p) Each Company will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. At each Company’s own cost and expense in amounts and with carriers acceptable to Access Capital, each Company shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Company’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Company’s insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company either directly or through Governmental Authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Company is engaged in business; and (v) furnish Access Capital with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) endorsements to such policies naming Access Capital as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to Access Capital, naming Access Capital as lender’s loss payee, and (z) evidence that as to Access Capital the insurance coverage shall not be impaired or invalidated by any act or neglect of any Company and the insurer will provide Access Capital with at least thirty (30) days’ notice prior to cancellation. Each Company shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Access Capital and not to such Company and Access Capital jointly. If any insurance losses are paid by check, draft or other instrument payable to any Company and Access Capital jointly, Access Capital may endorse such Company’s name thereon and do such other things as Access Capital may deem advisable to reduce the same to cash. Access Capital is hereby authorized to adjust and compromise claims. All loss recoveries received by Access Capital upon any such insurance may be applied to the Obligations, in such order as Access Capital in its sole discretion shall determine. Any surplus shall be paid by Access Capital to Company Agent for the benefit of Companies or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Companies to Access Capital, on demand.

(q) No Company shall at any time permit any accounts payable to remain unpaid more than sixty (60) days from the due date thereof unless a bona fide dispute exists with respect to such accounts payable, such amounts are being diligently contested in good faith and adequate reserves with respect thereto are maintained on the books of such Company in conformity with GAAP.

(r) Parent shall not amend or modify any term or provision of the Settlement Agreement or the Share Repurchase Agreement without the prior written consent of Access Capital, which consent shall not be unreasonably withheld or delayed.

13. Financial Covenants.

(a) The Companies on a consolidated basis shall maintain, as of the end of each month (each respective most recent month during the term of this Agreement is hereinafter referred to as the “Latest Month”), positive Cash Flow for each Testing Period thereafter. For purposes hereof, “Cash Flow” shall mean, for any period, the net income (or loss) of the Companies on a consolidated basis (as defined by GAAP), plus any non-cash charges deducted in determining such net income and equity contributions and/or subordinated debt from the principals of the Companies made during said period, minus (i) any withdrawals or loan advances or repayments to the officers, owners or any other party, minus (ii) principal payments on any term debt and capital leases and/or capital expenditures paid or were scheduled to be paid during said period. The “Testing Period” shall mean: (A) for months ending March 31, 2020 through and including January 31, 2021, the period beginning March 1, 2020 and ending on the last day of the Latest Month for which the Cash Flow is being measured; and (B) for the month ending February 28, 2021 and thereafter, the trailing twelve (12) month period ending on the last day of the Latest Month for which the Cash Flow is measured.

(b) Companies shall maintain Working Capital of at least negative $800,000 (the “Minimum Working Capital”) for the first five months of this Agreement. Subsequent to the first five month period of this Agreement, the Minimum Working Capital shall increase by a minimum of $100,000 for each three month incremental period thereafter. “Working Capital” shall mean the Companies’ current assets less their current liabilities (as such terms are defined by GAAP). Notwithstanding the foregoing, the Companies Current Operating Lease Payable in accordance with the adoption of FASB ASU 2016-02 shall be excluded from current liabilities in the calculation of Working Capital.

(c) For purposes of this Agreement, a breach of any financial covenant set forth in this Section 13 shall be deemed to have occurred as of any date of determination by Access Capital or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Access Capital.

14. Further Assurances. At any time and from time to time, upon the written request of Access Capital and at the sole expense of Companies, each Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Access Capital may request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Access Capital’s rights in the Collateral and under this Agreement and/or any Ancillary Agreement, and/or (c) to enable Access Capital to exercise all or any of the rights and powers herein granted or granted under any Ancillary Agreement.

15. Power of Attorney. Each Company hereby appoints Access Capital or any other Person whom Access Capital may designate as such Company’s attorney, with power to: (i) endorse each Company’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Access Capital’s possession; (ii) following the occurrence and during the continuance of an Event of Default and/or otherwise following such Company’s refusal to do so following Access Capital’s reasonable request, sign such Company’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of Account and notices to or from Account Debtors; (iii) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (iv) do all things deemed necessary by Access Capital in the good faith exercise of its reasonable discretion to carry out this Agreement, any Ancillary Agreement and all related documents; and (v) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of such Company’s mail to an address designated by Access Capital, and to receive, open and dispose of all mail addressed to such Company. Each Company hereby ratifies and approves all acts of the attorney. Neither Access Capital nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as Access Capital has a security interest in the Collateral and until the Obligations have been fully satisfied.

16. Term of Agreement. Access Capital’s agreement to make Loans and extend financial accommodations under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Initial Term. At the expiration of the Initial Term, this Agreement shall be deemed to be automatically renewed for an additional period equal to the Initial Term and thereafter to be automatically renewed by succeeding terms of equal length at the end of the first and each succeeding renewal term (each, a “Renewal Term”), unless (i) Company Agent shall (a) deliver written notice of cancellation to Access Capital not earlier than 120 days and not later than 60 days prior to the expiration date of the Initial Term or any succeeding Renewal Term and (b) have paid in full in cash all Obligations on or prior to the expiration date of the Initial Term or any Renewal Term, as applicable, or (ii) Access Capital shall deliver written notice of cancellation to Company Agent not earlier than 120 days and not later than 60 days prior to the expiration date of the Initial Term or any succeeding Renewal Term. At Access Capital’s election after the occurrence of and during the continuance of an Event of Default, Access Capital may terminate this Agreement. The termination of the Agreement shall not affect any of Access Capital’s rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been disposed of, concluded or liquidated. Upon termination of this Agreement at any time prior to the expiration date of the Initial Term or any applicable Renewal Term, Companies shall jointly and severally pay to Access Capital the Prepayment Fee (as hereafter defined). Notwithstanding the foregoing, Access Capital shall release its security interests at any time after thirty (30) days’ notice upon payment to it of all Obligations if Companies shall have (i) provided Access Capital with an executed release of any and all claims which Companies may have or thereafter have under this Agreement and all Ancillary Agreements and (ii) paid to Access Capital an early payment fee (the “Prepayment Fee”) in an amount equal to (1) (A) in the event such termination occurs prior to satisfaction of the Repurchase and Settlement Condition, 75% of the applicable amounts set forth in this clause “(1)” or (B) in the event such termination occurs on or after satisfaction of the Repurchase and Settlement Condition, 100% of the applicable amounts set forth in this clause “(1)”: (v) four percent (4%) of the Capital Availability Amount if such payment occurs prior to the first anniversary of the Initial Term or any applicable Renewal Term, (w) three percent (3%) of the Capital Availability Amount if such payment occurs from the first anniversary and prior to the second anniversary of the Initial Term or any applicable Renewal Term, (x) two percent (2%) of the Capital Availability Amount if such payment occurs from the second anniversary and prior to the third anniversary of the Initial Term or any applicable Renewal Term, (y) one percent (1%) of the Capital Availability Amount if such payment occur from the third anniversary and prior to the fourth anniversary of the Initial Term or any applicable Renewal Term and (z) one percent (1%) of the Capital Availability Amount if such payment occurs from the fourth anniversary and prior to the fifth anniversary of the Initial Term or any applicable Renewal Term; plus (2) the pro rata portion of (A) in the event such termination occurs prior to satisfaction of the Repurchase and Settlement Condition, 50% of the Annual Fees payable to Access Capital for the Initial Term or Renewal Term, as applicable, pursuant to Section 5(b)(ii) or (B) in the event such termination occurs on or after satisfaction of the Repurchase and Settlement Condition, 100% of the Annual Fees payable to Access Capital for the Initial Term or Renewal Term, as applicable, pursuant to Section 5(b)(ii); all of such payments and fees shall be deemed fully earned on the Closing Date and are intended to compensate Access Capital for its costs and expenses incurred in initially approving this Agreement or extending same. The Prepayment Fee shall also be due and payable by Companies to Access Capital upon termination of this Agreement by Access Capital after the occurrence of an Event of Default.

17. Termination of Lien. The Liens and rights granted to Access Capital hereunder and under any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Companies’ account may from time to time be temporarily in a zero or credit position, until (a) all of the Obligations of Companies have been paid or performed in full after the termination of this Agreement and (b) each Company has executed a release in favor of Access Capital of any and all claims which such Company may have or thereafter have under this Agreement and all Ancillary Agreements. Accordingly, each Company waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Access Capital shall not be required to send such termination statements to Companies, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements shall have been terminated in accordance with their terms and all Obligations paid in full in immediately available funds.

18. Events of Default. The occurrence of any of the following shall constitute an Event of Default:

(a) failure to make payment of any of the Obligations within five (5) Business Days of when required hereunder;

(b) failure to pay any taxes no later than when due unless such taxes are being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the applicable Company’s books in accordance with GAAP and any related Lien shall have no effect on the priority of the Liens in favor of Access Capital or the value of the Collateral in which Access Capital has a Lien;

(c) (i) failure to perform under and/or committing any breach of Sections 3, 6, 7, 8, 9, 11, 12(d), 12(e), 12(f), 12(h), 12(l), 12(n), 12(o), 12(r) or 13 of this Agreement, or (ii) failure of any Company to perform under or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between any Company and Access Capital (other than those set forth in the immediately preceding clause “(i)” of this clause (c) or otherwise covered by another clause of this Section 18) and such breach continues un-remedied for a period of ten (10) Business Days following the occurrence thereof;

(d) the occurrence of a default under any agreement to which any Company is a party with third parties which has a Material Adverse Effect;

(e) any representation, warranty or statement made by any Company and/or any Support Party hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

(f) an attachment or levy is made upon any Company’s assets having an aggregate value in excess of $50,000 or a judgment is rendered against any Company or any Company’s property involving a liability of more than $50,000 which shall not have been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof;

(g) any change in any Company’s condition or affairs (financial or otherwise) which in Access Capital’s opinion impairs the Collateral or the ability of any Company to perform its Obligations;

(h) any Lien created hereunder or under any Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

(i) if any Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(j) any Company shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(k) any Affiliate of any Company, Subsidiary of any Company or Support Party shall (i) apply for, consent to or suffer to exist the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself/himself/herself or of all or a substantial part of its/his/her property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its/his/her present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws or (viii) take any action for the purpose of effecting any of the foregoing;

(l) any Company directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of substantially all of the assets of such Company or any interest therein, except as permitted herein;

(m) any Company fails to operate in the ordinary course of business;

(n) Access Capital shall in the good faith exercise of its reasonable discretion (1) deem itself insecure or unsafe or (2) fear a material diminution in value, intentional removal or material physical waste of the Collateral;

(o) a default by any Company in the payment, when due, of any principal of or interest on any other indebtedness for money borrowed;

(p) (1) the occurrence of a change in controlling ownership of the Parent or any Company or (2) any material change as to Christopher Hughes’ management responsibilities, as in existence on the Closing date, as President and Chief Executive Officer of the Parent (it being acknowledged, for the avoidance of doubt, that Christopher Hughes’ failure to be employed by Parent or his death shall in each case constitute a material change in his management responsibilities for purposes of this clause “(p)”), except as to the following: (i) in the case of a change in the controlling ownership of the Parent, a change of control which results as contemplated under the terms of the Share Repurchase Agreement; or (ii) in the case of any material change as to Christopher Hughes’ management responsibilities as President and Chief Executive Officer of the Parent, (1) Access Capital receives notice of such material change as to Christopher Hughes’ management responsibilities as President and Chief Executive Officer of the Parent within five (5) days of such change, and (2) (A) within ninety (90) days of such change the position held by Christopher Hughes shall have been filled by an individual approved in writing by Access Capital (the “New Management Member”), and (B) simultaneously with the filling of such position by the New Management Member, the New Management Member shall have executed and delivered to Access Capital a Support Agreement in form and substance identical to the form delivered to Access Capital by Christopher Hughes;

(q) the indictment or threatened indictment of any Company or any officer of any Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against any Company or any officer of any Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Company;

(r) if any Support Party attempts to terminate, or challenges the validity of, his/hers/its liability under any Support Agreement or if any individual Support Party shall die and Company shall fail to provide Access Capital with a replacement Support Party acceptable to Access Capital within ninety (90) days of such occurrence or if any other Support Party shall cease to exist; or

(s) any Company shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on any Subordinated Debt that any Person was not entitled to receive under the provisions of the applicable Subordination Agreement.

19. Remedies. During the continuance of an Event of Default, Access Capital shall have the right to demand repayment in full of all Obligations, whether or not otherwise due, including, without limitation the Prepayment Fee. Until all Obligations have been fully satisfied, Access Capital shall retain its Lien in all Collateral. During the continuance of an Event of Default, Access Capital shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Access Capital may be entitled, including the right to take immediate possession of the Collateral, to require a Company to assemble the Collateral, at Companies’ expense, and to make it available to Access Capital at a place designated by Access Capital which is reasonably convenient to both parties and to enter any of the premises of a Company or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of such Company, such Company agrees not to charge Access Capital for storage thereof), and the right to apply for the appointment of a receiver for such Company’s property. Further, Access Capital may, at any time or times after the occurrence of an Event of Default, sell and deliver all Collateral held by or for Access Capital at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Access Capital, in Access Capital’s sole discretion, deems advisable or Access Capital may otherwise recover upon the Collateral in any commercially reasonable manner as Access Capital, in its sole discretion, deems advisable. The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Company Agent at Company Agent’s address as shown in Access Capital’s records, at least ten (10) days before the time of the event of which notice is being given. Access Capital may be the purchaser at any sale, if it is public. In connection with the exercise of the foregoing remedies, Access Capital is granted permission to use all of Companies’ trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Access Capital elects) of all Obligations. After the indefeasible payment and satisfaction in full in cash of all Obligations, and after the payment by Access Capital of any other amount required by any provision of law, including Section 608(a)(1) of the Code (but only after Access Capital has received what Access Capital considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Company Agent or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Companies shall remain liable to Access Capital for any deficiency.

20. Waivers. To the full extent permitted by applicable law, each Company waives (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Access Capital on which any Company may in any way be liable, and hereby ratifies and confirms whatever Access Capital may do in this regard; (b) all rights to notice and a hearing prior to Access Capital’s taking possession or control of, or to Access Capital’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Access Capital to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Each Company acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

21. Expenses. Each Company shall pay all of Access Capital’s out-of-pocket costs and expenses, including reasonable fees and disbursements of outside counsel and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement. Each Company shall also pay all of Access Capital’s fees, charges, out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Access Capital’s obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Access Capital’s security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Access Capital by Companies as Collateral for, or any other Person as security for, Companies’ Obligations hereunder and (e) any consultations in connection with any of the foregoing. Companies shall also pay Access Capital’s customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Access Capital for Companies at Companies’ request or in connection with Companies’ loan account with Access Capital. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by any Company to Access Capital shall be payable on demand and shall be secured by the Collateral. If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between such Company and Access Capital which Access Capital is or may be required to withhold or pay, such Company agrees to indemnify and hold Access Capital harmless in respect of such taxes, and such Company will repay to Access Capital the amount of any such taxes which shall be charged to Companies’ account; and until such Company shall furnish Access Capital with indemnity therefor (or supply Access Capital with evidence satisfactory to it that due provision for the payment thereof has been made), Access Capital may hold without interest any balance standing to Companies’ credit and Access Capital shall retain its Liens in any and all Collateral.

22. Assignment By Access Capital. Access Capital may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Access Capital’s rights with respect thereto. Upon such transfer, Access Capital shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. Access Capital may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Access Capital and such holder, be entitled to the same benefits as Access Capital with respect to any security for the Obligations in which such holder is a participant. Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Companies were directly indebted to such holder in the amount of such participation.

23. No Waiver; Cumulative Remedies. Failure by Access Capital to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between any Company and Access Capital or delay by Access Capital in exercising the same, will not operate as a waiver; no waiver by Access Capital will be effective unless it is in writing and then only to the extent specifically stated. Access Capital’s rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Access Capital may have.

24. Application of Payments. Each Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Access Capital from or on any Company’s behalf and each Company hereby irrevocably agrees that Access Capital shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Access Capital may deem advisable notwithstanding any entry by Access Capital upon any of Access Capital’s books and records.

25. Indemnity. Each Company agrees to indemnify and hold Access Capital, Agent and its affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, actual damages (excluding indirect, consequential, exemplary, special and punitive damages), actual losses, liabilities and reasonable, out-of-pocket expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which are asserted against or incurred by any such Indemnified Person as the result of credit having been extended under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent, in each instance, that any such indemnified suits, actions, proceedings, claims, damages, losses, liabilities and expenses is finally determined by a court of competent jurisdiction to have resulted or arose from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY COMPANY OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

26. Revival. Each Company further agrees that to the extent any Company makes a payment or payments to Access Capital, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

27. Notices. Any notice or request hereunder may be given to Company Agent or Access Capital at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to Access Capital:	Access Capital, Inc. 400 Park Avenue, FL 19 New York, New York 10022 Attention: Client Services Department Telephone: (212) 644-9300 Telecopier: (212) 644-5488

With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Scott J. Giordano, Esq. Telephone: (212) 407-4000 Telecopier: (212) 407-4990

If to Company Agent:	TSR, Inc. 400 Oser Avenue Hauppauge, New York 11788 Attention: Christopher Hughes Telephone: (631) 231-0333 Telecopier: (631) 435-1428

With a copy to:	Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road Red Bank, New Jersey 07701 Attention: John A. Aiello, Esq. Telephone: (732) 741-3900 Telecopier: (732) 224-6599

28. Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

(b) EACH COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY COMPANY AND ACCESS CAPITAL PERTAINING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS; PROVIDED, THAT ACCESS CAPITAL AND EACH COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ACCESS CAPITAL FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ACCESS CAPITAL. EACH COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY AGENT AT THE ADDRESS SET FORTH IN SECTION 27 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF COMPANY AGENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ACCESS CAPITAL AND EACH COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

29. Borrowing Agency Provisions.

(a) Each Company hereby irrevocably designates Company Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company or Companies, and hereby authorizes Access Capital to pay over or credit all loan proceeds hereunder in accordance with the request of Company Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Companies and at their request. Access Capital shall not incur liability to Companies as a result thereof. To induce Access Capital to do so and in consideration thereof, each Company hereby indemnifies Access Capital and holds Access Capital harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Access Capital by any Person arising from or incurred by reason of the handling of the financing arrangements of Companies as provided herein, reliance by Access Capital on any request or instruction from Company Agent or any other action taken by Access Capital with respect to this paragraph 29.

(c) All Obligations shall be joint and several, and each Company shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Company shall in no way be affected by any extensions, renewals and forbearance granted by Access Capital to any Company, any failure of Access Capital to give any Company notice of borrowing or any other notice, any failure of Access Capital to pursue to preserve its rights against any Company, or the release by Access Capital of any Collateral now or thereafter acquired from any Company, and such agreement by each Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Access Capital to the other Companies or any Collateral for such Company’s Obligations or the lack thereof.

(d) Each Company expressly waives and any suretyship defenses and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against any other Company or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other Company’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been paid in full in cash and this Agreement has been irrevocably terminated

(e) Each Company represents and warrants to Access Capital that (i) the Companies have one or more common shareholders, directors and officers, (ii) the businesses and corporate activities of the other Companies are closely related to, and substantially benefit, the business and corporate activities of such Company, (iii) the financial and other operations of the Companies are performed on a combined basis as if the Companies constituted a consolidated corporate group, (iv) such Company will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Loan hereunder, in each case, whether or not such amount is used directly by such Company and (v) all requests for Loans hereunder by the Company Agent are for the exclusive and indivisible benefit of each Company as though, for purposes of this Agreement, the Companies constituted a single entity.

30. Limitation of Liability. Each Company acknowledges and understands that in order to assure repayment of the Obligations hereunder Access Capital may be required to exercise any and all of Access Capital’s rights and remedies hereunder and agrees that neither Access Capital nor any of Access Capital’s agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

31. Entire Understanding. This Agreement and the Ancillary Agreements contain the entire understanding between Companies and Access Capital and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by Companies’ and Access Capital’s respective officers. Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

32. Severability. Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

33. Captions. All captions are and shall be without substantive meaning or content of any kind whatsoever.

34. Counterparts; Telecopier Signatures. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. Any signature delivered by a party via telecopier transmission shall be deemed to be an original signature hereto.

35. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

36. Publicity. Companies hereby authorize Access Capital to make appropriate announcements of the financial arrangement entered into by and between Companies and Access Capital, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Access Capital shall in its reasonable discretion deem appropriate, subject to the Companies prior written consent.

[SIGNATURE LINES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

TSR, INC.

By:	/s/ Christopher Hughes
	Name:	Christopher Hughes
	Title:	President and Chief Executive Officer

TSR CONSULTING SERVICES, INC.

By:	/s/ Christopher Hughes
	Name:	Christopher Hughes
	Title:	President and Chief Executive Officer

LOGIXTECH SOLUTIONS, LLC

By:	/s/ Nivedita Das Gupta
	Name:	Nivedita Das Gupta
	Title:	Chief Executive Officer

EUROLOGIX S.A.R.L.

By:	/s/ Nivedita Das Gupta
	Name:	Nivedita Das Gupta
	Title:	Chief Executive Officer

ACCESS CAPITAL, INC.

By:	/s/ John Belling
	Name:	John Belling
	Title:	Senior Vice President

SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT

Annex A - Definitions

“Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account.

“Accountants” has the meaning given to such term in Section 11(a) of this Agreement.

“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, including: (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

“Accounts Availability” means the amount of Revolving Credit Advances that Access Capital may from time to time make available to Companies up to ninety percent (90%) (the “Accounts Advance Rate”) of the collective net face amount of Companies’ (i) Eligible Accounts and (ii) Eligible Unbilled Accounts; provided, however, (1) until such time, if any, that the Repurchase and Settlement Condition shall have been satisfied, Accounts Availability shall not at any time exceed $2,000,000 in the aggregate and (2) in the event Companies’ Dilution Rate with respect to Companies’ Accounts exceeds 3%, the Accounts Advance Rate shall be reduced by 1% for each 1% increase in the Dilution Rate over 3%.

“Affiliate” of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote five percent (5.00%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, Affiliate shall not include any Person identified as a beneficial owner of 5% or more of the outstanding shares of common stock of the Parent in the Schedule 14A Proxy Statement of the Parent filed on October 1, 2019 with the U.S. Securities and Exchange Commission.

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“Ancillary Agreements” means each Subordination Agreement, each Support Agreement and all other agreements, instruments, promissory notes, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company or any other Person or delivered to Access Capital, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between Companies and Access Capital.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Business Day” means a day on which Access Capital is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

“Capital Availability Amount” means $7,000,000.

“Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Person.

“Closing Date” means the date on which any Company shall first receive proceeds of the initial Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

(a) all Inventory;

(b) all Equipment;

(c) all Fixtures;

(d) all General Intangibles;

(e) all Accounts;

(f) all Deposit Accounts, other bank accounts and all funds on deposit therein;

(g) all Investment Property;

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(h) all Stock;

(i) all Chattel Paper;

(j) all Letter-of-Credit Rights;

(k) all Instruments;

(l) all commercial tort claims set forth on Exhibit 1(A);

(m) all Books and Records;

(n) all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

(o) (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Access Capital for the account of Company (whether for safekeeping, custody, pledge, transmission or otherwise); and

(p) all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including insurance claims against third parties for loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

“Company Agent” has the meaning given to such term in the preamble of this Agreement.

“Companies” has the meaning given to such term in the preamble of this Agreement.

“Concentration Limit Percentage” means (a) with respect to all Account Debtors, other than Con Edison, twenty-five percent (25%) and (b) with respect to Con Edison, fifty percent (50%).

“Contract Rate” means an interest rate per annum equal to the Prime Rate plus one and three-quarters percent (1.75%).

“Controlled Account” has the meaning set forth in Section 8(a) of this Agreement.

“Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning given to such term in Section 5(a)(iii) of this Agreement.

“Deposit Account Bank” has the meaning set forth in Section 8(a) of this Agreement.

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“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of any Person, including, without limitation, the Controlled Account.

“Dilution Rate” means any reduction in the value of an Account of any Company at any time, including, without limitation, a reduction caused by: return of goods, discounts, allowances, rebills, credits and/or any other non-cash offsets asserted or assertable by an Account Debtor of such Company.

“Documents” means all “documents”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

“Eligible Accounts” means and includes each Account which conforms to the following criteria: (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by Companies to Access Capital with respect thereto; (e) Access Capital is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any material adverse change in an Account Debtor’s financial condition; (g) is documented by an invoice in a form approved by Access Capital and shall not be unpaid more than ninety (90) days from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than ninety (90) days from invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Access Capital or represents a check in payment of a Account; (j) the Account Debtor is located in the United States, other than those Account Debtors of Eurologix S.A.R.L. which are located outside of the United States and with respect to which Access Capital has determined in the exercise of its reasonable discretion are acceptable; (k) Access Capital has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of any Company; (m) is payable to a Company; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which any Company is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Account arises out of contracts between a Company and the United States, any state, or any department, agency or instrumentality of any of them, such Company has so notified Access Capital, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (q) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by a Company, or work, labor and/or services rendered by a Company; (r) the total unpaid Accounts from such Account Debtor does not exceed the Concentration Limit Percentage of all Eligible Accounts; (s) does not arise out of progress billings prior to completion of the order; (t) such Company’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (u) such Company is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (v) does not represent interest payments, late or finance charges or service charges owing to a Company and (w) is otherwise satisfactory to Access Capital as determined by Access Capital in the exercise of its reasonable discretion.

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“Eligible Unbilled Accounts” means an Account derived from a Company’s placement of temporary workers with such Company’s Account Debtors which would otherwise constitute an Eligible Account other than the fact that the invoice has not been issued to the Account Debtor; and (i) it arises from the performance of services under a contract with an Account Debtor providing for the payment, based upon time expended and/or services rendered in accordance with the subject contract, and as to which the applicable Company has verified records or other evidence, satisfactory to Access Capital, that such services were actually rendered in accordance with the subject contract, (ii) which represents services rendered during the month for which no invoice has been issued, and as to all such Accounts, is in all other aspects reasonably acceptable to Access Capital, (iii) the invoice to the Account Debtor is to be issued no later than fifteen (15) calendar days following the month the services were rendered, (iv) evidence supporting such Account has been delivered and is acceptable to Access Capital and (v) the services giving rise to each such Account have been performed for a period not exceeding thirty (30) days. In no event shall an Eligible Unbilled Account be deemed eligible for borrowing purposes in the event such Eligible Unbilled Account shall remain outstanding for more than forty-five (45) days from the date it was deemed eligible hereunder.

“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

“ERISA” shall have the meaning given to such term in Section 12(g) of this Agreement.

“Event of Default” means the occurrence of any of the events set forth in Section 18 of this Agreement.

“Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person including all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to received dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

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“Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hughes Share Payment” means $2,000,000, representing Christopher Hughes’ payment obligation in respect of the Permitted Stock Acquisition.

“Indemnified Person” shall have the meaning given to such term in Section 25 of this Agreement.

“Initial Term” means the Closing Date through the close of business on the fifth anniversary of the Closing Date, subject to acceleration at the option of Access Capital upon the occurrence of an Event of Default hereunder or other termination hereunder.

“Instruments” means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, patents, patent registrations, copyrights, copyright registrations, trademarks, trademark registrations, trade secrets and customer lists owned by any Company or in which any Company has an interest.

“Inventory” means all “inventory”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

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“Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

“License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loans” means the Revolving Credit Advances and all extensions of credit hereunder or under any Ancillary Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the condition, operations, assets, business or prospects of any Company, (b) any Company’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Access Capital’s rights and remedies under this Agreement and the Ancillary Agreements.

“Maximum Legal Rate” shall have the meaning given to such term in Section 5(a)(iv) of this Agreement.

“Minimum Average Monthly Borrowing Amount” means $2,000,000, until such time, if any, that the Repurchase and Settlement Condition shall have been satisfied, in which event the Minimum Average Monthly Borrower Amount shall mean $3,000,000.

“Obligations” means all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by any Company to Access Capital (or any corporation that directly or indirectly controls or is controlled by or is under common control with Access Capital) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company to others which Access Capital may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges or any other payments any Company is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to Companies’ account or incurred by Access Capital in connection with Companies’ account whether provided for herein or in any Ancillary Agreement.

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“Parent” has the meaning given to such term in the preamble of this Agreement.

“Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including, a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

“Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP; (c) Liens in favor of Access Capital; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of Access Capital or the value of the assets in which Access Capital has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement and (f) Liens specified on Exhibit 2 hereto.

“Permitted Stock Acquisition” means the acquisition by Parent and Christopher Hughes of all of the shares of common stock of Parent, par value $0.01 per share, owned by the Sellers (953,074 shares) pursuant to and as defined as the “Repurchase” under that certain Share Repurchase Agreement, dated as of and as in effect on August 30, 2019 (the “Share Repurchase Agreement”), among Parent, Christopher Hughes and Sellers.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Prepayment Fee” has the meaning given to such term in Section 16 of this Agreement.

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“Prime Rate” means the “base rate” or “prime rate” announced by Citibank, N.A. from time to time. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

“Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include: (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Company or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to any Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, governmental authority, bureau or agency (or any person acting under color of governmental authority); (c) any claim of any Company against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark License; (d) any recoveries by any Company against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (f) any and all other amounts , rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

“Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

“Renewal Term” shall have the meaning set forth in Section 16 of this Agreement.

“Repurchase and Settlement Condition” means the receipt by Access Capital, on or prior to 5:00 p.m. Eastern Time on December 30, 2019, of (1) a request from Company Agent for a Revolving Credit Advance (the “Specified Revolving Credit Advance”) in an aggregate amount equal to (i) the Settlement Payment in the amount of $1,543,287.50 with written payment instructions from Company Agent to Access Capital to remit the Settlement Payment to Sellers in accordance with the terms of the Settlement Agreement and (ii) the TSR Borrowed Share Payment in the amount of $2,956,712.50 with written payment instructions from Company Agent to Access Capital to remit such TSR Borrowed Share Payment to the Sellers in accordance with the terms of the Share Repurchase Agreement; (2) the TSR Self-Funded Share Payment with written payment instructions from Parent to Access Capital to remit the TSR Self-Funded Share Payment to Sellers in accordance with the terms of the Share Repurchase Agreement, (3) evidence reasonably satisfactory to Access Capital demonstrating that (a) the Hughes Share Payment is being held in the attorney trust account of Giordano, Halleran & Ciesla, P.S. (the “GHS Trust Account”), and (b) the Hughes Share Payment was disbursed from the GHS Trust Account to Sellers in accordance with the terms of the Share Repurchase Agreement and (4) evidence satisfactory to Access Capital that the Parent has received an equity contribution or other capital infusion acceptable to Access Capital after the Closing Date in an amount of not less than $750,000.00. Notwithstanding the foregoing, the Repurchase and Settlement Condition set forth in the foregoing clause “(1)”shall not be deemed to have been satisfied if Access Capital elects not to fund the Specified Revolving Credit Advance (i) based on the occurrence and continuance of an Event of Default or (ii) if the making of the Specified Revolving Credit Advance would result in an Overadvance.

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“Revolving Credit Advances” shall have the meaning given to such term in Section 2(a) of this Agreement.

“Sellers” means, collectively, Zeff Capital, L.P., Zeff Holding Company, LLC, Daniel Zeff, QAR Industries, Inc., Robert Fitzgerald, Fintech Consulting, LLC and Tajuddin Haslani.

“Settlement Agreement” means that certain Settlement and Release Agreement dated as of and as in effect on August 30, 2019 among Sellers and Parent.

“Settlement Payment” shall have the meaning given to such term in the Settlement Agreement.

“Share Repurchase Agreement” shall have the meaning given to such term in the definition of the term “Permitted Stock Acquisition.”

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Subordinated Creditor” means any Person who enters into a Subordination Agreement with respect to amounts owed by any Company to such Subordinated Creditor.

“Subordinated Debt” means any note, document, instrument or agreement now or any time hereafter executed and/or delivered by any Company with or in favor of any Subordinated Creditor which evidences the principal, interest and other amounts owed by such Company to such Subordinated Creditor.

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“Subordination Agreement” means, collectively, all subordination and intercreditor agreements in favor of and accepted by Access Capital from time to time with respect to indebtedness of any and all Companies and/or Liens granted by any and all such Companies to any Person and all subordination provisions in favor of and accepted by Access Capital in any and all documents, instruments and agreements entered into by any and all Companies with respect to indebtedness of any and all Companies.

“Subsidiary” of any Person means a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Support Agreements” means each Agreement of Management Support and Validity which is executed by a Support Party in favor of Access Capital.

“Support Party” means Christopher Hughes and all such other Persons who may from time to time execute a Support Agreement.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC.

“Tax Distributions” mean dividends declared and paid, or other distributions made, by a Company to its owners, or which could have been declared and paid by such Company, in an amount not to exceed the Tax Liabilities.

“Tax Liabilities” means the amount of state and federal income tax paid or to be paid by a Company’s owners on taxable income earned by such Company and attributable to such owner as a result of such Company’s status as a disregarded entity, partnership or Subchapter S corporation, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the owners from or through such Company.

“Term” means, as applicable, the Initial Term and any Renewal Term.

“TSR Borrowed Share Payment” means $2,956,712.50, representing that portion of Parent’s payment obligation in respect of the Permitted Stock Acquisition to be funded by a Revolving Credit Advance.

“TSR Self-Funded Share Payment” means $1,000,000.00, representing that portion of Parent’s payment obligation in respect of the Permitted Stock Acquisition to be funded by Parent’s cash on hand.

“UCC” means the Uniform Commercial Code as the same may, from time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Access Capital’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

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Exhibit 1

Other Companies

1. TSR, Inc.

2. TSR Consulting Services, Inc.

3. Logixtech Solutions, LLC

4. Eurologix S.A.R.L